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                                                                      EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)

                                                                       QUARTER ENDED               NINE MONTHS ENDED
                                                                ----------------------------  ----------------------------
                                                                SEPTEMBER 30,  SEPTEMBER 25,  SEPTEMBER 30,  SEPTEMBER 25,
                                                                    2000           1999           1999           2000
                                                                  --------       --------       --------       --------

Average shares outstanding during the period ...............        61,895         61,955         61,888         61,965
                                                                  --------       --------       --------       --------
Incremental shares under stock options computed under
     the price of issuer's stock during the period .........            --             --            569            370
                                                                  --------       --------       --------       --------

     Total shares for diluted EPS ..........................        61,895         61,955         62,457         62,335
                                                                  ========       ========       ========       ========

Income (loss) from continuing operations before
   extraordinary charge and cumulative effect of a change in
   accounting principle ....................................      $ (3,678)      $ (6,484)      $ 14,441       $  1,150
Income from discontinued operations ........................            --             --          6,600             --
Extraordinary charge .......................................          (686)            --           (686)            --
Cumulative effect of a change in accounting principle ......            --             --             --         (8,850)
                                                                  --------       --------       --------       --------

     Net income (loss) .....................................      $ (4,364)      $ (6,484)      $ 20,355       $ (7,700)
                                                                  ========       ========       ========       ========

Net income (loss) per basic and diluted common share:
     Continuing operations .................................      $  (0.06)      $  (0.10)      $   0.23       $   0.02
     Discontinued operations ...............................            --             --           0.11             --
     Extraordinary charge ..................................         (0.01)            --          (0.01)            --
     Cumulative effect of a change in accounting
       principle ...........................................            --             --             --          (0.14)
                                                                  --------       --------       --------       --------

     Net income (loss) .....................................      $  (0.07)      $  (0.10)      $   0.33       $  (0.12)
                                                                  ========       ========       ========       ========
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